Exhibit 99.1

Media Contact Robin Pence 703 682 6552
Investor Contact Ahmed Pasha 703 682 6451

AES PROVIDES GUIDANCE THROUGH 2011

Expects Continued Growth in Core Business and Emphasis on Alternative Energy

Arlington, VA, May 25, 2007 — The AES Corporation (NYSE:AES) today announced its long term financial guidance through 2011.

Diluted earnings per share from continuing operations are expected to increase from 2007 guidance of $1.04 to between $1.75 and $2.15 in 2011, yielding a compound annual growth rate (CAGR) of between 14% and 20%. Net cash flow from operating activities is expected to increase from $2.2 billion to $2.3 billion in 2007 to between $3 billion and $4 billion in 2011, an increase of between 30% and 74%. Free cash flow (a non-GAAP financial measure) is expected to increase from between $1.2 billion and $1.4 billion in 2007 to between $2.3 billion and $3.3 billion in 2011, an increase of between 64% and 136%. Subsidiary distributions (a non-GAAP financial measure) are expected to increase from $1.1 billion in 2007 to between $1.5 billion and $2.5 billion in 2011, an increase of between 36% and 127%. The company’s estimates for diluted earnings per share, net operating cash flow, free cash flow and subsidiary distributions for 2008 through 2011 are attached.

“We continue to see AES delivering strong long-term earnings growth, through our business development pipeline and investment in new and adjacent markets,” said AES President and Chief Executive Officer Paul Hanrahan.  “Alternative energy is a promising sector within the energy industry and will be an important driver in our overall growth strategy. We also will continue to deliver long-term earnings growth from our core power business, by focusing our expansion efforts on markets with a growing demand for power.”

In its core power business, AES plans to expand its current base of 40,000 MW worldwide to up to 46,500 MW by 2011.  The Company currently has five power plants under construction totaling 1,682 MW in four countries and 20,000 MW of potential new greenfield power plants worldwide in its development pipeline.  AES will focus its expansion in selected markets where it currently has a significant presence or in new markets that have a high growth potential through platform expansions, selective acquisitions and other new projects.

In the area of alternative energy, the Company plans to more than triple its wind capacity over the next four years by adding approximately 2,100 MW in new wind generation worldwide by 2011.  The Company today has 600 MW of wind generation in operations, one 233 MW power plant under construction and 3,000 MW of wind projects in various stages of development throughout the world.  In the emerging greenhouse gas emission offset industry, the Company has targeted a production level of up to 26 million tons per year of tradable offsets, or Certified Emission Reductions, by 2011.

Attachments

2008-2011 Financial Guidance Elements

Conference Call Information

AES will host a conference call today at 9:00 a.m. Eastern Daylight Time (EDT). The call may be accessed via a live webcast which will be available at www.aes.com or by telephone in listen-only mode at 1+866-406-5369. International callers should dial 1+973-582-2847. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name and affiliation. The AES Financial Review presentation will be available prior to the call at www.aes.com on the home page and also by selecting “Investor Information” and then “Quarterly Financial Results.”

A telephonic replay will be available at approximately 12:00 p.m. EDT by dialing 1+877-519-4471, or 1+973-341-3080 for international callers. The system will ask for a reservation number; please enter 8836584 followed by the pound key (#). The telephonic replay will be available until Friday, June 15, 2007. A webcast replay, as well as a replay in downloadable .mp3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2006 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About AES

AES is one of the world’s largest global power companies, with 2006 revenues of $12.3 billion.  With operations in 27 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide.  Our 13 utilities amass annual sales of over 73,000 GWh and our 121 generation facilities have the capacity to generate approximately 40,000 megawatts.  Our global workforce of 32,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

THE AES CORPORATION
LONG TERM FINANCIAL GUIDANCE ELEMENTS

	2007 Guidance	2008 Guidance	2009 Guidance	2010 Guidance	2011 Guidance
Income Statement Elements

Diluted Earnings Per Share From Continuing Operations	$1.04	$1.12 to $1.20	$1.25 to $1.45	$1.55 to $1.85	$1.75 to $2.15

Cash Flow Elements

Net Cash From Operating Activities	$2.2 to 2.3 billion	$2.3 to 2.5 billion	$2.4 to 2.7 billion	$2.5 to 3.3 billion	$3.0 to 4.0 billion

Maintenance Capital Expenditures	$0.9 to $1.0	$0.8 to 0.7	$0.8 to 0.7	$0.7	$0.7

Free Cash Flow (1)	$1.2 to 1.4 billion	$1.5 to 1.8 billion	$1.6 to 2.0 billion	$1.8 to 2.6 billion	$2.3 to 3.3 billion

Subsidiary Distributions (2)	$1.1 billion	$1.2 to 1.4 billion	$1.2 to 1.6 billion	$1.4 to 2.1 billion	$1.5 to 2.5 billion

(1)    Free cash flow (a non-GAAP measure) is defined as net cash from operating activities less maintenance capital expenditures. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)             Subsidiary distributions (a non-GAAP financial measure) is defined as cash distributions (primarily dividends and interest income) from subsidiary companies to the parent company and qualified holding companies. These cash flows are the source of cash flow to the parent. Subsidiary distributions from 2007 include $99 million in dividends from EDC.